Exhibit 99.1

FOR IMMEDIATE RELEASE: Sept 7, 2005

Capital One Contacts:		Hibernia Contacts
Investors	Media	Investors	Media
Mike Rowen	Tatiana Stead	Trisha Voltz	Steven Thorpe
(703) 720-2455	(703) 720-2352	(225) 381-2140	(713) 435-5054

Capital One and Hibernia Corporation Renegotiate Acquisition Price
Capital One to Acquire Hibernia for $5.0 Billion in Stock and Cash
Transaction expected to close in the 4th quarter of 2005

McLean, Va., and New Orleans, La. (Sept 7, 2005) – Capital One Financial Corporation (NYSE: COF) and Hibernia Corporation (NYSE: HIB) today announced that they have renegotiated the purchase price of the Capital One acquisition of Hibernia, which is now valued at approximately $5.0 billion. This represents a reduction in economic value of 9 percent relative to the previous terms. The companies now expect the transaction will close in the fourth quarter of 2005.

     The companies have made careful assessments of the potential impact of Hurricane Katrina on Hibernia. To account for the considerable uncertainty in the aftermath of Katrina, each company developed a range of scenarios, incorporating the results of intensive due diligence performed over the last week. The boards of directors of both companies have concluded that completing the transaction under the new terms is in the best interest of their respective shareholders.

     Due diligence efforts included an initial assessment of the impact of Katrina on Hibernia’s facilities (including its retail branches and headquarters building in New Orleans), its loan portfolio, and its future business prospects including the significant federal and state aid and insurance proceeds expected to be received by victims of the hurricane in Louisiana. Hibernia will continue to assess the expected impacts, including any expected near-term impact to third quarter earnings.

     Capital One expects to update its earnings guidance for the full year ending December 31, 2005, as well as estimated financial impacts of the transaction in 2006 and 2007, in connection with its third quarter earnings announcement.

Status of Hibernia’s Operations

     Hibernia's business critical systems are up and running to support open branches and the bank’s customers. 107 of Hibernia’s 321 locations are in areas impacted by Katrina. 47 of these branches have been reopened, and work is underway to open more as the situation allows. Of the 60 branches yet to be reopened, 21 appear to have sustained significant damage. These 21 branches account for approximately 5 percent of Hibernia’s deposits.

     “Hurricane Katrina will continue to have a significant impact on the people and communities in our region,” said Hibernia’s President and CEO Herb Boydstun. “The banking community is an essential element of the rebuilding process and we are committed to partnering with our neighbors and communities every step of the way. Capital One has demonstrated consistent commitment and support to Hibernia’s employees, customers, and communities, particularly in this most challenging time.”

     "We all know what a difficult time this has been for the people of New Orleans and other communities throughout Louisiana and the Gulf Coast," said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “I have been tremendously impressed by the dedication and courage demonstrated by Hibernia’s employees in the aftermath of Katrina. While no one can predict the impact of Katrina with certainty, I remain convinced of the strategic value of this transaction and believe that Hibernia is well-positioned to grow and generate significant shareholder value over time.”

Terms of the Agreement

     Under the terms of the amendment to the merger agreement, which has been approved by both companies' boards of directors, Hibernia shareholders will have the right, subject to proration, to elect to receive cash or Capital One common stock, in either case having a value per Hibernia share equal to $13.95 plus the value at closing of .2055 Capital One shares. Based on the price of Capital One shares at the close of business on Tuesday, Sept. 6, 2005, of $80.50, the transaction is valued at $30.49 per Hibernia share. The actual value on consummation of the acquisition will depend on Capital One's share price at that time. The total transaction value of approximately $5.0 billion, based on Capital One’s closing share price of Sept 6, 2005, includes approximately $2.2 billion in cash.

     The transaction is subject to the satisfaction of customary closing conditions, including Hibernia shareholder approval of the revised terms, and is expected to close in the fourth quarter of 2005. The impact of hurricane-related actions and events will be disregarded in determining whether closing conditions are satisfied.

     Hibernia shareholders who have made elections as to their preferred form of merger consideration will be allowed to withdraw those elections. All shareholders will be given the right to make new elections until the business day prior to the Hibernia shareholder meeting to be held to approve the revised transaction. The companies expect to communicate promptly with Hibernia stockholders regarding the procedure for withdrawing existing elections.

Additional Information About this Transaction

     In connection with the proposed merger, Capital One will file with the SEC a post-effective amendment to its Registration Statement on Form S-4 that will include a new proxy statement of Hibernia that also constitutes a prospectus of Capital One. Hibernia will mail the proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Capital One and Hibernia with the SEC at the SEC's website at http://www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Capital One's website at http://www.capitalone.com under the tab "Investors" and then under the heading "SEC & Regulatory Filings" or by accessing the SEC homepage at www.SEC.gov.

     Capital One, Hibernia and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Hibernia stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Hibernia stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Capital One's executive officers and directors in its definitive proxy statement filed with the SEC on March 21, 2005. You can find information about Hibernia's executive officers and directors in its definitive proxy statement filed with the SEC on March 15, 2005. You can obtain free copies of these documents from Capital One and Hibernia using the contact information above.

Forward-looking statements

     Information in this press release contains forward-looking statements, which involve a number of risks and uncertainties. Capital One and Hibernia caution readers that any forward-looking information is not a guarantee of future performance and the actual results could differ materially from those contained in the forward-looking information. Among the factors that could cause actual results to differ materially are the following: the impact of property, credit and other losses expected as the result of Hurricane Katrina; the amount of government, private and philanthropic investment, including deposits, in the geographic regions impacted by Hurricane Katrina; the pace and magnitude of economic recovery in the region impacted by Hurricane Katrina; the potential impact of damages from future hurricanes and other storms; continued intense competition from numerous providers of products and services which compete with Capital One’s or Hibernia’s businesses; an increase or decrease in credit losses (including increases due to a worsening of general economic conditions); financial, legal, regulatory or accounting changes or actions; changes in interest rates; general economic conditions affecting consumer income, spending, repayments and savings; the amount of, and rate of growth in, Capital One’s and Hibernia’s expenses (including salaries and associate benefits and marketing expenses); Capital One’s and Hibernia's ability to execute on their respective strategic and operational plans; the ability of Capital One and Hibernia to recruit and retain experienced personnel to assist in the management and operations; the risk that the businesses of Capital One and Hibernia will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction with Hibernia may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and other risk factors listed from time to time in Capital One’s and Hibernia’s SEC reports, including, but not limited to, the Quarterly Reports on Form 10-Q for the quarter ended June 30, 2005.

About Capital One
     Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose principal subsidiaries, Capital One Bank, Capital One, F.S.B. and Capital One Auto Finance, Inc., offer a variety of consumer lending products. As of June 30, 2005, Capital One's subsidiaries collectively had 48.9 million accounts and $83.0 billion in managed loans outstanding. Capital One is a Fortune 500 company and, through its subsidiaries, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 index.

About Hibernia
     Hibernia is on Forbes magazine's list of the world's 2,000 largest companies and Fortune magazine's list of America's top 1,000 companies according to annual revenue. Hibernia has $22.1 billion in assets as of June 30, 2005 and 321 locations in 34 Louisiana parishes and 36 Texas counties. Hibernia Corporation's common stock (HIB) is listed on the New York Stock Exchange.

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